Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions Pre-Announces Strong Fourth Quarter Operating Results

--Adjusted Operating Earnings of Approximately $0.21 vs Loss of ($0.27) in Q4 ‘08--

--Gross Margin Improvement, Expense Reduction Enable Above-Plan Performance --

-- $63 Million of Non-Cash Charges Expected for Deferred Tax and Other Asset Impairments --

Kenneth Cole Productions, Inc. (NYSE - KCP) today announced that it will exceed prior earnings guidance by approximately $0.15 per share for operating performance in the fourth quarter ended December 31, 2009 due to a stronger than anticipated holiday season.  Net revenues in the fourth quarter are expected to be approximately $110 million, in line with prior guidance of $107 million to $112 million.

The Company noted that the quality of its product and its inventory position improved versus the prior year resulting in better sell-through, less promotion and higher than expected gross margin during the quarter.  The Company also noted that fourth quarter operating performance benefited from significantly lower expenses due to the Company’s cost cutting programs.  As a result, the Company expects to report non-GAAP adjusted operating earnings for the quarter of approximately $0.21 per share versus its prior guidance of $0.04 to $0.08 per share, and a loss of ($0.27) for the fourth quarter last year.  In addition, the Company announced that it expects to report a significant year over year improvement in the first quarter of 2010, with operating profitability near break-even vs. an adjusted EPS loss of ($0.41) for the first quarter last year.

Year-end cash increased to $69 million from $65 million a year ago, primarily due to enhanced inventory management.  Inventories are anticipated to be down approximately 33% versus the same period a year ago. In addition, the Company continues to operate with no long-term debt.

Jill Granoff, Chief Executive Officer, commented, “We are pleased with the outcome of our holiday season, during which we significantly exceeded our operating plan.  Our focus on product and execution has begun to revitalize our business and drive improved performance.  Our gross margins continue to rise and expenses continue to go down.  We remain confident that we will see incremental improvement in fiscal 2010.”

The Company noted that while its operating performance was stronger than anticipated, it also expects to record non-cash charges of approximately $63 million in the fourth quarter primarily for full valuation allowances against its deferred tax assets and impairment charges on certain of its stores and intangible assets.

 At year-end, the Company was in a three-year historical cumulative loss position, which prompted the requirement of a full valuation allowance against the Company’s deferred tax asset balance, resulting in a non-cash charge of approximately $44 million (as required by ASC 740).  The Company noted that once it generates taxable income on a sustained basis, the need for a deferred tax asset valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation allowance.  The Company further noted that the increase in the valuation allowance does not have any impact on its cash position, nor does such an allowance preclude it from using its tax losses, tax credits or other deferred tax assets in the future.

Also contributing to the expected non-cash charges in the fourth quarter are charges for a write down of leasehold improvements for certain retail locations as well as a partial write-down of intangible assets associated with the Le Tigre trademark.  As a result of these non-cash charges, the Company expects to report on a GAAP basis a loss of approximately ($2.88) per share for the fourth quarter.  Final earnings results for the quarter and year ended December 31, 2009 will be reported by the Company on March 2, 2010.

Jill Granoff continued, “We are making inroads against many of our strategic initiatives and have achieved quarter over quarter improvement.  Our brand resonates well with today’s discerning consumer and we believe we have significant upside potential.  With continued focus on product innovation and compelling brand delivery, we project that we will return to growth and profitability in 2010 and create increased value for our shareholders.”

Presentation of Financial Information

The Company has provided non-GAAP adjusted earnings per share information for the quarter ended December 31, 2009.  This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance.  Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding charges that the Company believes are not indicative of the Company's core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.